EXHIBIT 99.1

Secured Financial Network Issues Company Update

Fort Lauderdale, FL, February 25, 2011 (Businesswire) – Jeffrey Schultz, Secured Financial Network, Inc.'s (OTC BB:SFNL - News) President and CEO today announced certain highlights of 2010 as well as some of the upcoming plans for 2011.

Mr. Schultz stated “2010 was an extraordinary year in the Company’s growth. During the year, our operating subsidiary, Redfin Network, Inc. (RedFin) delivered over twelve-hundred (1200) H-50 wireless transaction terminals. All of these sales provide recurring monthly revenue for our payment gateway. These terminals are exclusively integrated with our Payment Gateway and were sold through our 150 plus resellers and our preferred relationship with Chase Bank.  In addition, we delivered in excess of two-thousand (2000) P25 card-reader/printers through sales primarily generated from our relationship with the Intuit Go-payment and Aircharge smart-phone wireless programs.”

Mr. Schultz also added “During 2010 RedFin launched its state-of-the-art, user friendly, website www.redfinnet.com. The website provides access to all of the Company’s products and services and contains a library of online training videos.  In addition, Redfin finalized an exclusive North America distribution agreement with ICG Software of Spain for the HIOPOS point-of-sale retail and hospitality system which is exclusively integrated with the Redfin Payment Gateway.  Market acceptance of the ICG HIOPOS system has been very positive. Redfin has also received certification of it first iPhone application from Apple for processing of credit card and ACH transactions on iPhones, iPads, and iTouch devices. This application is available through the Apple Store as a free download.”

Also in 2010, the following were achieved:

•	Significant reductions in the Company’s debt
•	Annual sales growth up approximately 100% to $1.6 million in 2010 as compared to $800,00 in 2009.
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In December, the Company relocated to larger facilities in Fort Lauderdale to better serve its customers, provide on-site warehousing of its inventory, and to facilitate continued growth in sales through 2011 and beyond.

We expect sales growth to continue in 2011 with our current resellers and also with our most recent preferred relationship agreement with Fifth Third Bank. RedFin now provides their merchant processing customers with Redfin’s proprietary wireless transaction solutions.  We also expect to launch our Android application for smart-phones and tablets by end of the 1st quarter 2011 and continue to be on the cutting edge of wireless technology for payment processing.

About Secured Financial Network
Secured Financial Network, Inc. through its wholly owned subsidiary, RedFin Network, owns and operates a Level 1 (PCI) Certified payment gateway known throughout the industry as The RedFin Gateway. RedFin Network exclusively provides 24/7 Class A support, distribution, wireless activation, billing and fulfillment for Blue Bamboo and ICG HIOPOS products and services in North America. RedFin Network services ISO/MSP acquiring companies while managing The RedFin Gateway, and POS terminal / solutions helpdesk.  RedFin Network provides its partner’s development resources and documentation, which enable the evaluation of our (PCI) certified, market-ready POS solutions for Mobile Merchant, Hospitality, Wireless, Retail, Transportation and Enterprise solutions to support various transaction strategies in the North America.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of Secured Financial Network, Inc. to differ materially from the results expressed or implied by such statements.  Secured Financial Network, Inc. cautions that these statements by their nature involve risks and  uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the company’s ability to operate profitably, raise additional capital as needed, satisfy our obligations as they become due and effectively complete in our market. Additional information regarding risks can be found in Secured Financial Network, Inc.’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although Secured Financial Network, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Secured Financial Network, Inc. has no obligation to update the forward-looking information contained in this press release.

Contact:

For Secured Financial Network, Inc. / Redfin Network, Inc.
Jeffrey Schultz, President & CEO
Contact: 954-769-1335 Ext. 302